Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•                  Registration Statement (Form S-3 No. 333-211738) of EQT GP Holdings, LP pertaining to the registration of Common Units Representing Limited Partner Interests, and

•                  Registration Statement (Form S-8 No. 333-204193) pertaining to the EQT GP Services, LLC 2015 Long-Term Incentive Plan;

of our report dated  May 3, 2018, with respect to the combined financial statements of Rice Olympus Midstream LLC, Strike Force Midstream Holdings LLC and Rice West Virginia Midstream LLC, which appear in this Current Report (Form 8-K), filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
July 23, 2018